Exhibit 99.1

January 12, 2016

KaloBios Pharmaceuticals, Inc. Withdraws Appeal on Nasdaq Delisting

SOUTH SAN FRANCISCO, Calif., January 12, 2016 /PRNewswire/ -- KaloBios Pharmaceuticals, Inc. (Nasdaq: KBIO) (the “Company”), today announced that it has decided to withdraw its appeal of the decision by the Nasdaq listing qualifications staff to delist the Company’s securities from the Nasdaq stock exchange.

As previously reported, the Company had requested a hearing to appeal the delisting determination, which hearing was scheduled to take place on February 25, 2016. The Company has been the subject of Nasdaq delisting proceedings since November 17, 2015. The Company’s new board of directors has determined that pursuit of the appeal while the Company is not in compliance with the Nasdaq listing standards would require diversion of Company resources that could be better spent pursuing the Company’s business plan and reorganization. Accordingly, on January 12, 2016, the Company notified Nasdaq of its withdraw of the appeal.

Nasdaq has announced that the Company’s common stock will be suspended from Nasdaq on Wednesday, January 13, 2016. At that time the Company’s common stock will be eligible for trading in over-the-counter markets.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, Bankruptcy Court approval for the Company to continue its operations; the Company’s ability to manage expenses and fund its working capital needs during the Chapter 11 process; the Company’s ability to manage its relationships with its creditors, vendors, and customers during the Chapter 11 process; the company's ability to limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the potential timing and outcomes of clinical studies of lenzilumab undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the potential, if any, for future development of any of its present or future products; the company's ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company's ability to protect the company's intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company's products; and other factors listed under "Risk Factors" in the company's most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2015, the Annual Report on Form 10-K filed on March 16, 2015, and the company's other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit http://www.kalobios.com.